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                                                                    EXHIBIT 10.2

                                LICENSE AGREEMENT

      THIS AGREEMENT made and effective this 28th day of January, 1999, is between, TURBODYNE TECHNOLOGIES, INC., a Delaware corporation having an address of 6155 Carpinteria Avenue, Carpinteria, California 93013 and TURBODYNE SYSTEMS, INC., a Nevada corporation its fully owned subsidiary (collectively "Turbodyne") and ALLIEDSIGNAL INC. acting by and through its AlliedSignal Turbocharging Systems business unit having an office at 23326 Hawthorne Boulevard, Torrance, California hereinafter "AlliedSignal".

                                    RECITALS:

      WHEREAS AlliedSignal is now and has been engaged in the business among others of manufacturing and selling systems and components for charge air boosting and control for internal combustion engines; and

      WHEREAS Turbodyne has developed technology and acquired patents relating to electrically assisted turbochargers for use with combustion engines technology and may hereafter develop improvements directed to the such technology; and

        WHEREAS AlliedSignal desires to acquire an exclusive license under Turbodyne's proprietary and Licensed Patents;

        NOW, THEREFORE in consideration of the premises and mutual covenants herein contained and other good and valuable considerations it is hereby agreed as follows:


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All schedules and exhibits have been omitted. Any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission on request.


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                                 1. DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth herein:

        1.(a) "Effective Date" shall mean the date first written above

        1.(b) "Patent and Proprietary Rights" shall mean all proprietary rights relating to the Technology (as hereinafter defined) and all rights under those patents and patent applications and trademark rights identified in Exhibit A attached hereto and all patents issuing from any such applications, all counterpart patents and patent applications thereof now and hereafter filed and/or issuing in any country of the world and all continuation, continuation in part and reissued patent applications of any of the preceding and all patents issuing therefrom and all related design rights, if any, and utility models. The Parties agree that the patents and patent applications identified are intellectual property within the statutory definition of the Bankruptcy Code.

        1 (c) "Improvements" shall mean all inventions and discoveries, whether patentable or not, directed to the Technology and conceived and/or first reduced to practice after the Effective Date. "Turbodyne Improvements" shall mean all such Improvements made solely through the efforts of Turbodyne and/or controlled by Turbodyne and/or for which Turbodyne has the right to grant licenses to others. "AlliedSignal Improvements" shall mean any Improvements made solely by employees of AlliedSignal. "Joint Improvements" shall mean inventions and discoveries comprising Improvements made jointly by employees of Turbodyne and AlliedSignal.

         1.(d) "Licensed Patents" shall mean the patents and patent applications of the Patent and Proprietary Rights and any patents arising from the Improvements.


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         1.(e) "Licensed Products" shall mean electrically assisted charge air product or other engine product, including electrically assisted turbochargers and turbochargers employing an electric motor / generator for power assist / take-off, within the scope of any one or more claims of the Licensed Patents.

        1.(f) "Net Sales of Licensed Products" shall mean the invoiced sales price less any discounts or rebates not itemized in the invoiced sales price and not including any transportation or insurance costs of products within the scope of Licensed Patents sold by AlliedSignal and all Subsidiaries of AlliedSignal during the Reporting Period which are manufactured or sold in any country in which the Licensed Patents are enforceable less the total number of returns to AlliedSignal during such Reporting Period of such Licensed Products.

        1.(g) "Party" shall mean AlliedSignal and/or Turbodyne as apparent from the context in the Section in which it is used.

        1.(h) "Reporting Period" shall mean each successive three (3) month period during the term of this Agreement the first of which shall commence on the Date of First Commercial Production.

        1.(i) "Subsidiary" shall mean any entity (including. but not limited to any corporation. partnership or joint venture) that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a Party. Control shall mean the ownership directly or indirectly of at least thirty-five percent (35%) or more of the outstanding voting shares of the entity or the maximum percent allowed under the laws of the country or organization of the entity in the event the maximum percent allowed is less than 35%.

        1.(j) "Technology" shall mean any designs, processes, data, inventions, developments or other proprietary information relating to electrically assisted turbochargers and motors and controls therefore.

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        1. (k) "Component Parts" shall mean any light metals, motors, generators and electronic controls employed in an electrically assisted turbochargers employing the Technology. 1. (l) "Third Party" shall mean any entity other than any Party and any Subsidiary.

        1.(m) "Production Commitment" shall mean an order placed by a Third Party with AlliedSignal for Licensed Products in production quantities.

        1. (n) "Joint Development Agreement" shall mean that certain agreement entered into by the Parties entitled Joint Development Agreement and dated January 28, 1999.


                              2. GRANT AND SUPPORT

        2.(a) Turbodyne hereby grants to AlliedSignal the worldwide exclusive license under Patent and Proprietary Rights and Turbodyne Improvements, with the right to sublicense, to make, have made, use and sell products incorporating the Technology. Turbodyne and AlliedSignal shall report to each other on a monthly basis all Improvements made within the preceding month which are to be employed in Licensed Products.

        2.(b) Turbodyne also grants to AlliedSignal an exclusive worldwide license under Turbodyne's owned portion of any Joint Improvement.

        2 (c) Turbodyne shall make available to AlliedSignal all proprietary and confidential information relating to the Technology necessary for the design and manufacture of products pursuant to this Agreement and will provide technical support at AlliedSignal's request for Component integration into Licensed Products and for customer support regarding the Technology.


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        2 (d) Notwithstanding the terms of paragraph 2.(a), Turbodyne shall retain the rights and AlliedSignal hereby grants a royalty free non-exclusive sublicense under the Patent and Proprietary Rights to manufacture and sell any motor driven compressor products currently sold in Turbodyne's Turbopac product line, defined in Exhibit B hereto, including any developments or improvements to such products limited to integration of the control electronics into those products and other changes not substantially affecting form, fit or function. Turbodyne further shall retain the rights and AlliedSignal hereby grants a royalty free non-exclusive sublicense under the Patent and Proprietary Rights to manufacture and sell electrical motor assistance systems for Cummins BHT turbochargers in the independent aftermarket.

        2 (e) AlliedSignal shall be the sole owner of any and all rights to Licensee Improvements including any patents and patent applications arising therefrom.

        2 (f) AlliedSignal shall grant to Turbodyne, pursuant to a sublicense under this Agreement acceptable to both parties ("Turbodyne License Agreement"), the sole world wide right, subject to any license granted to third parties by AlliedSignal pursuant to paragraph 6. b. of the Joint Development Agreement, to manufacture, market and sell all light metals, motors, generators and electronic controls for the Licensed Products and AlliedSignal shall license to Turbodyne any Developed Intellectual Property necessary to manufacture, market and sell the Component Parts. Turbodyne shall produce and provide exclusively to AlliedSignal and to other licensees pursuant to 6.b above, and AlliedSignal shall acquire the Component Parts solely from Turbodyne, pursuant to AlliedSignal's standard terms and conditions for purchase under a Long Term Supply Agreement, to be negotiated by the Parties, which shall be subject to Turbodyne remaining competitive in cost, quality and delivery, and the price to AlliedSignal for the

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Component Parts shall not exceed cost plus seven percent (7%).


                                  3. ROYALTIES

        3.(a) In exchange for the exclusive license granted in Section 2 above AlliedSignal shall pay to Turbodyne an earned royalty for each Reporting Period. in an amount equal to the Net Sales of Licensed Products multiplied by three and seven tenths percent (3.7) for each Licensed Product applicable to the Reporting Period in question. If Turbodyne does not maintain its 40% share of investment in the Development program in response to Development Committee assessments pursuant to paragraph 3a of the Joint Development Agreement, the royalty rate of the License Agreement shall be adjusted by a ratio of actual percentage share of investment divided by 40% times 3.2% to which shall be added a 0.5% base royalty.

        3 (b) Only one royalty shall be due with respect to any royalty bearing Licensed Product regardless of whether such Licensed Product is covered by more than one claim and/or patent and/or patent application of Licensed Patents.

                        4. REPRESENTATIONS AND WARRANTIES

        4.(a) Turbodyne represents and warrants that, to the best of its knowledge, the exploitation by AlliedSignal of Licensed Patents and/or Turbodyne Improvements and the manufacture, use or sale of Licensed Products does not infringe any patent right or other proprietary right or alleged right of any Third Party known to Turbodyne at the time of execution of this License.



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        4.(b) TURBODYNE MAKES NO REPRESENTATION OR WARRANTY. EXPRESS OR IMPLIED
REGARDING THE MERCHANTABILITY OF LICENSED PRODUCTS NOR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE.

        4 (c) Turbodyne represents and warrants that it has all right, title and interest in and to the Patents and Proprietary Rights and has the power and authority to enter into the License granted in this Agreement. Further, Turbodyne has not sold, assigned, licensed, hypothecated or otherwise transferred ownership or title to the Patents and Proprietary Rights and is not a party to any agreement or instrument or subject to any restriction having a materially adverse effect on its ability to perform its obligations under this Agreement or any agreement or instrument thereunder and is not in default in the performance, observance, or fulfillment of the material obligations, covenants, or agreements contained in any agreement or instrument or by which any of its Patents and Propretary Rights is bound. Turbodyne has disclosed to AlliedSignal an Agreement in Principle (the "3K Agreement") it entered into in April 1997 with AG Kuhnle, Kopp & Kausch now know as 3K-Warner Turbosystems GmbH ("3K-Warner"). Although the validity and scope of the 3K Agreement and Turbodyne's obligations thereunder are uncertain, the Parties agree that Turbodyne's obligations, if any, under the 3K Agreement shall be fulfilled by sub-license under this Agreement and AlliedSignal and Turbodyne shall share any benefits accruing to Turbodyne under the 3K Agreement on a 60%/40% basis, respectively.

                             5. PATENT INFRINGEMENT

        5.(a) In the event a claim of infringement of a patent has been asserted against AlliedSignal by a third party as a result of AlliedSignal's manufacture, use or sale of Licensed


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Products Turbodyne shall make reasonable efforts to assist AlliedSignal in modifying the Licensed Products to the extent necessary to avoid such claim of infringement.

        5.(b) Turbodyne agrees to defend, at its expense, any claim or suit against AlliedSignal based on an assertion or claim that any Component Part employed in a Licensed Product infringes any patent or other intellectual property right, where such assertion or claim is based solely on the Technology and not on any substantial combination or addition designed or created by AlliedSignal. Turbodyne further agrees to hold AlliedSignal harmless and indemnify AlliedSignal for any cost, expense, damages, attorney's fees or other financial loss resulting from any settlement, judgment or final award in any suit or other action arising from such claim or assertion, provided that Turbodyne is notified by AlliedSignal in a timely manner of the claim and Turbodyne is tendered the defense of such claim at its own expense. Turbodyne shall as a portion of this indemnity use reasonable efforts to obtain for AlliedSignal and its customers the right to use the Licensed Products and Technology. Failure of Turbodyne to perform under this paragraph 5 (b) which results in costs or damages to AlliedSignal shall be directly setoff against any royalties due or prospective royalties arising under this Agreement.

        5.(c) Any claim or suit against AlliedSignal or Turbodyne based on any assertion or claim that any Licensed Product infringes any patent or other intellectual property right shall be defended jointly by the Parties with costs of the defense and any cost expense, damage or other financial loss resulting from any settlement, judgment or final award in any such suit or other action borne by the Parties in the proportion of 60% AlliedSignal and 40% Turbodyne.


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                              6. PATENT ENFORCEMENT

      6.(a) In the event either Party discovers tangible evidence of the manufacture use or sale by another of a product which infringes any claim of patents comprising a portion of Licensed Patents and/or Improvements the Party that discovered the evidence shall notify the other Party promptly in writing upon such discovery. Such notification shall include such tangible evidence discovered by the notifying Party.

        6.(b) AlliedSignal shall have the right but not the obligation to initiate an action to enforce Licensed Patents. Any such enforcement shall be at the expense of AlliedSignal and all damages awarded as a result of such action shall be for AlliedSignal's account provided, however, that AlliedSignal shall pay to Turbodyne a portion of any damages award after deduction of all AlliedSignal's reasonable costs and expenses for pursuing the action (the "Net Award"), to compensate Turbodyne for its proportional loss of royalties under this Agreement comparable to AlliedSignal's proportionate loss of profits from sales of Licensed Products suffered as a result of the infringement AlliedSignal shall, within one hundred twenty (120) days after becoming aware of such infringement by, a Third Party of Licensed Patents and/or any patents and/or patent applications of Improvements whether by AlliedSignal's discovery of such evidence or by notification from Turbodyne , notify Turbodyne whether AlliedSignal intends to bring an action for enforcement of such Licensed Patents. If AlliedSignal notifies Turbodyne of election to initiate legal action, AlliedSignal shall promptly thereafter commence and prosecute to final resolution such action, whether by judgment or settlement. In the event AlliedSignal notifies Turbodyne that AlliedSignal is electing not to bring art action for infringement of such Licensed Patents, Turbodyne shall have the right, but not the obligation, to initiate and prosecute any legal action for infringement by such Third Party thereof at Turbodyne's sole cost and expense. Any


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proceeds from such litigation undertaken by Turbodyne shall be for Turbodyne's account provided, however, that Turbodyne shall pay to AlliedSignal a portion of any damages award after deduction of all Turbodyne's reasonable costs and expenses for pursuing the action (the "Net Award"), to compensate AlliedSignal for its proportional loss of profits from sales of Licensed Products under this Agreement comparable to Turbodyne's proportionate loss of royalties suffered as a result of the infringement. The Parties agree to cooperate in any litigation or action taken under the Licensed Patents at the expense of the litigating party.

                         7. FILING & MAINTAINING PATENTS

        7.(i) Turbodyne shall maintain active and enforceable patents and patent applications in Exhibit A and on Turbodyne Improvements provided however that any time after the seventh anniversary of this Agreement, Turbodyne shall have the option to forego payment of maintenance fees or annuities in the event that Turbodyne shall have first offered to AlliedSignal the option to pay the fees and to take title to the patents for no additional royalty payments. AlliedSignal shall maintain active and enforceable any patents issuing on AlliedSignal and Joint Improvements. If AlliedSignal elects not to maintain such patents and forego payment of maintenance fees, AlliedSignal shall notify Turbodyne of such election and Turbodyne shall have the right to acquire title to such patents subject to the Grant of License herein.

        7.(b) At the request of AlliedSignal and at AlliedSignal's expense for the preparation, filing, prosecution and maintenance thereof, Turbodyne shall with respect to patents and patent applications in Exhibit A and Turbodyne Improvements file and cause to be filed patent application(s) in such additional countries as AlliedSignal may designate. AlliedSignal shall


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have no obligations to maintain active and enforceable any patents and/or patent applications for which it incurred any costs.

                                   8. PAYMENTS

        8.(a) All payments shall become due under any provision of this Agreement shall be made by AlliedSignal to Turbodyne , without discount or offset, in lawful money of the United States, or to such bank or other location that Turbodyne may designate. All taxes shall be paid by and be for the account of Turbodyne, provided however, that AlliedSignal may deduct income taxes required to be withheld under law, if any. With such payments AlliedSignal shall deliver to Turbodyne a certified copy of the receipt by the government of payment of such taxes.

        8.(b) Within ninety (90) days after the end of each Reporting Period AlliedSignal shall render to Turbodyne accounting statement showing the Net Sales of Licensed Products sold during such Reporting Period, the amount of royalties payable to Turbodyne and, at the same time AlliedSignal shall pay to Turbodyne the royalties shown by the report to be due.

        8 (c) Acceptance by Turbodyne of any payment tendered hereunder whether or not the amount thereof shall be in dispute shall not constitute acceptance of the account or schedules on which such payment is based, provided however, that the correctness of any such payment shall be conclusively presumed unless questioned within two (2) years from the date of receipt thereof.

                                    9. BOOKS

        9.(a) AlliedSignal shall keep adequate records in sufficient detail to enable the royalties payable to Turbodyne hereunder to be determined and shall permit said records to be inspected at Turbodyne's expense at any time during regular business hours by an independent auditor,


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appointed by Turbodyne for this purpose and not objectionable to AlliedSignal, who shall report to Turbodyne the Net Sales of Licensed Products and the amount of the royalties payable hereunder. However, AlliedSignal shall not be obligated to retain said records longer than two (2) years after receipt by Turbodyne of such payment unless the amount of the payment is disputed. In the event the auditor determines that additional royalties are due Turbodyne, AlliedSignal shall within (30) days of receipt by AlliedSignal of a copy of such auditors determination pay to Turbodyne all additional royalties due and the reasonable costs of the audit.

                            10. TERM AND TERMINATION

        10.(a) The term of this Agreement shall commence on the Effective Date and. unless sooner terminated as provided in this Section 10, shall continue in force until the date of expiration of the earlier of the date of the last to expire of Licensed Patents or the twentieth anniversary of the Effective Date of this Agreement, unless extended by mutual agreement of the Parties, upon which date the rights granted under Article 2 above shall become fully paid up and thereafter irrevocable.


        10.(b) This Agreement may be terminated by Turbodyne at any time by giving not less than sixty (60) days prior written notice of termination if: (i) AlliedSignal fails to make any payment due under this Agreement when due or fails to perform any material obligation hereunder when due and such nonpayment and/or failure continues for sixty (60) days after receipt of notice from Turbodyne; (ii) AlliedSignal is dissolved or becomes bankrupt or insolvent or makes any assignment for the benefit of creditors, or if a trustee or receiver of its property is appointed, or (iii) if AlliedSignal takes or is subjected to any other action based upon its inability to meet its

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financial obligations. In the event of such termination all rights and licenses granted to AlliedSignal hereunder shall cease and terminate.

        10.(c) This Agreement may be terminated by AlliedSignal if the Licensed Products fail to obtain commercial or technical viability. No termination by AlliedSignal under this Section 10(c) shall relieve AlliedSignal of its obligation to make all payments due to Turbodyne resulting from activities conducted by AlliedSignal on or before the date of termination and Turbodyne shall under no circumstances be obligated to reimburse any proper payments made prior to such termination.

        10(d) Turbodyne may terminate this Agreement if Production Commitments pursuant to paragraph 17 (c) are not obtained by AlliedSignal.

        10 (e) During the period of one (1) year commencing on the date of termination of this Agreement pursuant to Sections 10(b), 10(c), or 10(d) above AlliedSignal may, subject to the payment to Turbodyne of the running royalty amount due to it in accordance with Section 3(b) above sell Licensed Products which it had on hand as of the date of termination.

        10(f) The Parties agree that this Agreement is governed by Section 365(n) of the Bankruptcy Code and the terms herein shall be modified as necessary pursuant to paragraph 15 for continuation of the License granted herein at AlliedSignal's option upon any rejection of the Agreement by a duly appointed Trustee in Bankruptcy.

                                11. FORCE MAJEURE

        11.(a) If either Party is rendered unable wholly, or in part, to carry out any of its duties or obligations under this Agreement by reason of (i) act of God; or the public enemy, fire, explosion; perils of the sea, flood, drought, war, riot, sabotage, accident, embargo, or (ii) without limiting

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the foregoing circumstances of circumstances of like or different character beyond the reasonable control of the party so failing; or (iii) inadequacy, or shortage or failure of supply of materials or breakdowns, labor trouble from whatever cause arising and whether or not the demands of the employees involved are reasonable and within said Party's power to concede or (iv) compliance by either Party with any order , action, failure to act, direction or request of any governmental officer, department, agency, authority, or committee thereof; and (v) whether in any case the circumstance now exists or hereafter arises such Party shall forthwith give written notice thereof to the other Party (such notice briefly to describe the circumstances causing such inability) and thereupon to the extent that the Party giving such notice is unable to perform such duty or obligation shall be suspended during but no longer than the continuance of such circumstances.

                                12. ASSIGNABILITY

        12(a) Either Party shall have the right to assign this Agreement to any Subsidiary, or any Third Party acquiring substantially the entire business or assets of the Party to which this Agreement pertains;

        12.(b) In the event that AlliedSignal assigns any of the Licensed Patents to any Subsidiary, AlliedSignal will procure the due performance by such Subsidiary with all of the obligations set out in this Agreement is if such Subsidiary were a part of this Agreement and will indemnify Turbodyne for and against all damages, costs, claims and proceedings incurred by Turbodyne as a result of any breach by such Subsidiary.

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                         13. NOTICES AND COMMUNICATIONS

        13.(a) Any notice or other communication required or authorized to be given by either party to the other hereunder shall be in writing and shall be delivered personally or by air mail, registered with postage prepaid and return receipt requested or by telex confirmed by air mail in either case addressed to the Party to receive the same at the address set forth below or such other address as such party shall have specified by written notice hereunder, and shall be effective when received. It is the responsibility of each party to notify the other within a reasonable period of time of any change of address.

        If to AlliedSignal

               AlliedSignal Inc.
               Turbocharging Systems
               23326 Hawthorne Boulevard
               Torrance, CA 90505
               Attention:    President Turbocharging Systems

        With  copy to:

                      AlliedSignal Inc.
                      Law Department
                      101  Columbia Road
                      PO Box 2245
                      Morristown, NJ 07962
                      Attn: Licensing


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If to Turbodyne:.
                      Turbodyne Technologies, Inc.
                      6155 Carpinteria Avenue
                      Carpinteria, California 93013
                      Attn: Ed Halimi

               With copy to:

                      Kelly, Lytton, Mintz & Vann LLP
                      1900 Avenue of the Stars
                      Suite 1450
                      Los Angeles, California 90067
                      Attn: Peter D. Kelly

                                   14. WAIVER

        14(a) Failure of either Party to insist upon the strict performance of any provision of this Agreement or to exercise any right or remedy shall not be deemed to be a waiver of such right or remedy or of any right or remedy with respect to any subsequent breach or default, the election by either Party of any right or remedy shall not be deemed to exclude any other and all rights and remedies of either Party shall be cumulative.


                                15. SEVERABILITY

        If any provision or provisions of this Agreement are held invalid by a court of competent jurisdiction or other court appointed authority the remaining provisions of this agreement shall not be effected and this Agreement shall be modified to conform with such laws or regulations provided, however, that either Party shall have the right to terminate this Agreement in the event its rights hereunder are significantly, adversely affected by such invalidation.

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                              16. INDEMNIFICATION

               Turbodyne shall indemnify AlliedSignal from any damages, losses, expenses or costs, including attorney's fees, based on any breach of representations made herein , including, without limitation, any claim by a Third Party based on any agreement in conflict with or frustrating the purpose and benefits of this Agreement. Turbodyne shall defend, at its sole expense, and hold harmless AlliedSignal from any such claim. Notwithstanding the indemnification of this paragraph 16, in no event shall Turbodyne be liable to AlliedSignal for consequential damages or damages for loss of business.

                           17. CONTINUING DEVELOPMENT

        17 (a) Turbodyne and AlliedSignal commit to using their best efforts to continue development of the Technology pursuant to the Joint Development Agreement during the term of this Agreement for the mutual benefit of the Parties.

        17 (b) The Parties mutually agree to enter into good faith negotiations for formation of a joint venture for more fully exploiting the Technology upon full reinstatement of Turbodyne on its listing stock exchanges and receipt of an opinion of competent counsel that Turbodyne is not liable under any claim, action, suit, agreement or other obligation which would encumber either Party's rights with respect to a joint venture.

        17(c) Unless this Agreement is superceded by a joint venture negotiated pursuant to paragraph 17 (b), AlliedSignal will conduct development of the Licensed Products pursuant to the Joint Development Agreement and obtain a Production Commitment from a Third Party customer by July 1, 2001 or the License granted herein will become non-exclusive, at Turbodyne's option. If AlliedSignal is unable to obtain a Production Commitment by January 1, 2002, Turbodyne may,

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at its option, terminate this Agreement. If the License granted pursuant to paragraph 2(a) becomes non-exclusive by operation of this paragraph 17(c), the royalty rates defined in paragraph 3(a) shall be reduced by one-half percent (.5%).

                        18. CONFIDENTIALITY AND PUBLICITY

        18 (a) Each Party shall maintain in confidence any and all information received from the other Party which is known to be confidential or proprietary ("Confidential Information") and will not disclose such Confidential Information to any third party without the written consent of the Party owning the Confidential Information. Confidential Information shall not include any information which by demonstrable evidence

               i. is known by the receiving Party prior to its disclosure by the disclosing Party;

               ii. is in the public domain;

               iii. is received from a third party not having any duty to maintain the information in confidence; and

               iv. is independently created by the receiving Party.

This duty of confidentiality shall not be breached by disclosure of Confidential Information pursuant to any court order or other process of law or regulatory requirement, however, the Party required to disclose shall notify the Party owning the Confidential Information of the requirement to disclose in a timely manner prior to such disclosure and shall cooperate with that Party in any efforts to minimize the disclosure of the Confidential Information. The terms and obligations of this paragraph 18(a) shall survive any termination of the Agreement.

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        18(b) Any statement, publication, press release or announcement by
Turbodyne regarding this Agreement, the License granted hereunder or the Technology shall be approved by AlliedSignal prior to any publication or disclosure to a Third Party.

                                19. GOVERNING LAW

        19 (a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument and this Agreement shall be governed by and interpreted in accordance with the laws of the State of California, United States of America, disregarding any conflicts of law rules which may dictate the application of the laws of another jurisdiction.

        19(b) Any dispute arising under this License which cannot be resolved by the Parties themselves shall be settled by arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration will be conducted at a location agreed to by the Parties or, if the Parties fail to agree, in the Los Angeles, California metropolitan area. The award rendered in any arbitration conducted may provide for equitable remedies, an accounting and/or reimbursement for attorneys' fees and costs. Either party may apply to the arbitration panel or an appropriate court of law for a preliminary injunction or other provisional remedy to preserve the status quo pending arbitration. Any award shall be enforceable in any court of competent jurisdiction.

                            20. ENTIRETY OF AGREEMENT

        This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and merges and supersedes all prior

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discussions and writings with respect thereto. Unless expressly set forth in this Agreement, no warranties, express or implied are made and no statement, promises or inducements made or offered by either Party or by any agent or representative of either Party shall be valid or binding. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both Parties hereto.

        IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed and delivered in duplicate as of the day and year first written above.


AlliedSignal, Inc.                                 Turbodyne Technologies, Inc.

By:                                                By:
   --------------------------                         --------------------------

Title:                                             Title:
      -----------------------                            -----------------------
                                                   Turbodyne Systems, Inc.


                                                   By:
                                                   Title:
Attested:                                          Attested:
By:                                                By:
   --------------------------                         --------------------------
Title: Assistant Secretary                         Title: Secretary


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